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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

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                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported) December 30, 1996



                    INTERNATIONAL ALLIANCE SERVICES, INC.
            (Exact name of registrant as specified in its charter)



         DELAWARE                    0-25890                   22-2769024
(State of other jurisdiction       (Commission            (I.R.S. Employer
     of incorporation              File Number)          Identification No.)


     10055 Sweet Valley Drive
         Valley View, Ohio                            44125
(Address of principal executive offices)            (Zip Code)


Registrant's telephone number, including area code (216) 447-9000

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Item 5. Other Events

On December 30, 1996, International Alliance Services, Inc. (the "Company") issued and sold 3,251,888 units of the Company for $9.00 per unit in a private placement. Each unit is comprised of one share of common stock, $.01 par value per share, of the Company ("Common Stock") and one warrant to purchase one share of Common Stock at an exercise price of $11.00 per share, exercisable for a three year period from the date of issuance (a "Unit").

In addition, MGD Holdings Ltd., a Bermuda company controlled by Mr. Michael G. DeGroote, Chairman of the Board of the Company, and Messrs. Harve A. Ferrill and Richard C. Rochon, directors of the Company, have entered into agreements to purchase an aggregate of 616,611 Units, subject to stockholder approval. The issuance of such Units is anticipated to be approved by written consent of the holders of a majority of the outstanding shares of Common Stock. Assuming such transaction is approved by the written consent of stockholders of the Company, the Company will prepare and file with the Securities and Exchange Commission, as soon as reasonably practicable, a Schedule 14C Information Statement (the "Information Statement") to be distributed to holders of Common Stock as of the date of such written consent. The Information Statement will be used to notify such holders of Common Stock of the action by written consent approving the issuance of Units to MGD Holdings Ltd. and Messrs. Ferrill and Rochon. In accordance with the requirements of the Securities Exchange Act of 1934, as amended, the issuance of Units to MGD Holdings Ltd. and Messrs. Ferrill and Rochon may not close earlier than 20 days following the distribution of the Information Statement to such holders.

The private placement resulted in net proceeds of approximately $27.6 million, after deducting the placement agent fee and other estimated expenses associated with the private placement. Upon the closing of the issuance of the Units to MGD Holdings Ltd. and Messrs. Ferrill and Rochon, the Company will receive an additional $5.3 million in proceeds from the private placement. The proceeds will be used for general corporate purposes, to fund the Company's working capital requirements and to finance acquisitions and capitalize on expansion opportunities.
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                                  SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        INTERNATIONAL ALLIANCE SERVICES, INC.



Date: January 3, 1997                   /s/ EDWARD F. FEIGHAN
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                                        Edward F. Feighan
                                        Chief Exective Officer